Exhibit 99.2

ZIOPHARM Announces Positive ZIO-101 Clinical Data at EORTC-NCI-AACR

--Phase II Trials Underway--

PRAGUE - November 10, 2006 - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) announced today the presentation by Luis Camacho, MD of the University of Texas M. D. Anderson Cancer Center of positive phase I clinical data for ZIO-101, an organic arsenic, from trials in both hematological cancers and solid tumors. Clinical activity was seen over a range of doses and ZIO-101 has now entered phase II trials. The poster was part of the 18th EORTC-NCI-AACR Symposium on “Molecular Targets, and Cancer Therapeutics” held in Prague.

Of the total 53 patients treated, 29 had diverse advanced solid tumors and 24 had blood and bone marrow cancers. There was clinical activity in 13 of 43 (30%) evaluable patients reported today. Clinical and pharmacokinetic data show that ZIO-101 is safe at doses up to 420mg/m2/d for five consecutive days every four weeks. The major dose limiting toxicity was transient and reversible confusion/ataxia. ZIO-101 did not evidence QT prolongation and other toxicities seen with inorganic arsenic (Trisenox®).

Phase II trials have started in multiple myeloma. Phase II trials in other hematologic cancers and in liver cancer are expected to initiate early in 2007. The filing of an Investigational New Drug application with the U. S. Food and Drug Administration for an oral form of ZIO-101 is anticipated in the first half of 2007 with a phase I clinical trial expected to initiate soon thereafter.

“We see a strong signal of clinical activity in these early phase I studies,” commented Dr. Brian Schwartz, Chief Medical Officer at ZIOPHARM. “The fact that this activity is evident over a range of doses in a variety of cancers, coupled with the growing body of pharmacokinetic data provides us with ample ammunition to explore this drug in phase II trials.”

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

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Contact:
Suzanne McKenna
ZIOPHARM Investor Relations
Investors
(646) 214-0703
smckenna@ziopharm.com

Tina Posterli
Rx Communications
Media
(917) 322-2565
tposterli@rxir.com